EXHIBIT 99

                             FOR IMMEDIATE RELEASE


     INVESTOR CONTACT:                                      MEDIA CONTACT:
     Pamela Catlett                                         Joani Komlos
     503.671.4589                                           503.671.2013


                      NIKE REPORTS SECOND QUARTER EARNINGS
                           PER SHARE UP 47 PERCENT;
                 WORLDWIDE FUTURES ORDERS INCREASE 9.1 PERCENT

Highlights:

     - Record second quarter earnings per diluted share increased 47 percent to $0.97 versus $0.66 per diluted share a year ago
     -  Highest second quarter revenues, up 11 percent to $3.1 billion
     -  Gross margin improved 1.8 points to 44.1 percent
     -  Worldwide futures orders increased 9.1 percent

Beaverton, OR (December 16, 2004) -- NIKE, Inc. (NYSE:NKE) today reported revenues and earnings for the Company's second quarter ended November 30, 2004. Second quarter revenues increased 11 percent to $3.1 billion, versus $2.8 billion for the same period last year. Second quarter net income totaled $261.9 million, or $0.97 per diluted share, compared to $179.1 million, or $0.66 per diluted share in the prior year.

"We posted another quarter of record results," said Philip H. Knight, Chairman and CEO. "Nike's second quarter revenues and earnings per share reached all-time high levels as a result of solid performance across our global portfolio. Our businesses in the United States and emerging markets such as China, Russia and Turkey, combined with favorable European exchange rates, helped drive much of this growth."*

Knight added, "With the first half of our fiscal year in the books, we remain confident that our business strategy and consistent execution will allow us to deliver on our goals of healthy, profitable growth."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from December 2004 through April 2005, totaling $4.9 billion, 9.1 percent higher than such orders reported for the same period last year. Currency exchange rates had no net impact to this growth.*

By region, futures orders for the U.S. were up 10 percent; Europe increased six percent; Asia Pacific grew 14 percent; and the Americas increased 15 percent. In Europe, one point of the increase was due to currency exchange rates. Currency exchange reduced the growth in Asia Pacific and the Americas by approximately one point and three points, respectively.*

Knight continued, "Consumer demand for Nike products continues to grow, as evidenced by our sixth consecutive quarter of strong futures results. The U.S. market has been particularly robust, reporting futures growth of 10 percent. The Nike brand is healthier than ever and our innovative products continue to excite consumers around the world."*

Regional Highlights



U.S.
____
During the second quarter, U.S. revenues increased five percent to $1.13 billion versus $1.08 billion for the second quarter of fiscal 2004. U.S. athletic footwear revenues increased nine percent to $680.0 million. Apparel revenues decreased three percent to $384.7 million. This decline was due predominantly to the expiration of Nike's license agreement with the NBA. Equipment revenues increased 11 percent to $67.3 million. U.S. pre-tax income increased 21 percent to $232.6 million.

EMEA
____
Revenues for the Europe, Middle East and Africa region grew 13 percent to $961.1 million, up from $847.8 million for the same period last year. Eight points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 13 percent to $531.8 million, apparel revenues increased 14 percent to $370.0 million and equipment revenues
increased 18 percent to $59.3 million.   Pre-tax income rose 43 percent to
$197.6 million.

Asia Pacific
____________
Revenues in the Asia Pacific region grew 17 percent to $483.5 million compared to $412.0 million a year ago. Three points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 15 percent to $236.6 million, apparel revenues increased 19 percent to
$207.8 million and equipment grew 23 percent to $39.1 million.   Pre-tax
income was up 14 percent to $112.0 million.

Americas
________
Revenues in the Americas region increased 23 percent to $189.3 million, an improvement from $154.3 million in the second quarter of fiscal 2004. Currency exchange rates resulted in a one-percentage point increase in this growth rate. Footwear revenues were up 25 percent to $129.8 million, apparel revenues increased 14 percent to $46.9 million and equipment improved 34 percent to $12.6 million. Pre-tax income grew 43 percent to $44.5 million.

Other Revenues
______________
Other revenues, which include Converse Inc., NIKE Golf, Bauer NIKE Hockey Inc., Cole Haan, Hurley International LLC and Exeter Brands Group LLC, grew 12 percent to $382.4 million from $340.0 million last year. Pre-tax income increased 210 percent to $20.8 million.

Income Statement Review

Gross margins were 44.1 percent compared to 42.3 percent last year. Selling and administrative expenses were 30.9 percent of second quarter revenues, compared to 31.8 percent last year. The effective tax rate for the second quarter was 35.0 percent.

Balance Sheet Review

At quarter end, global inventories stood at $1.7 billion, an increase of six percent from November 30, 2003. Cash and short-term investments were $1.7 billion at the end of the quarter, compared to $968.9 million last year

Share Repurchase

During the quarter, the Company purchased a total of 626,300 shares for approximately $48.6 million in conjunction with the Company's four-year, $1.5 billion share repurchase program that was approved by the Board of Directors in June 2004. To date, the Company has repurchased a total of 2,768,900 shares under this program.

NIKE, Inc. based in Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on
the Internet at www.NikeBiz.com/invest.   This quarter, Nikebiz will
feature expanded information and relevant highlights of product and key initiatives for the reporting period.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and
10-K.   Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.

                              (Tables Follow)



                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED NOVEMBER 30, 2004

                                  (In millions, except per share data)
INCOME                       QUARTER ENDING                YEAR-TO-DATE ENDING
STATEMENT                11/30/2004  11/30/2003  %Chg   11/30/2004  11/30/2003  %Chg
======================================================  ============================
Revenues                   $3,148.3    $2,837.1   11%     $6,710.1    $5,862.0   14%
Cost of Sales               1,760.2     1,637.5    7%      3,736.2     3,360.9   11%
Gross Profit                1,388.1     1,199.6   16%      2,973.9     2,501.1   19%
                             44.1 %      42.3 %             44.3 %      42.7 %

SG&A                          973.2       902.5    8%      2,046.8     1,772.1   16%
                             30.9 %      31.8 %             30.5 %      30.2 %

Interest Expense, net           3.7        8.1   -54%          8.5        15.6  -46%
Other                           8.2       14.3   -43%         10.1        38.1  -73%
                        -----------------------         ----------------------

Income before income taxes    403.0       274.7   47%        908.5       675.3   35%

Income Taxes                  141.1        95.6   48%        319.8       235.0   36%
                        -----------------------         ----------------------
                             35.0 %      34.8 %             35.2 %      34.8 %

Net Income                   $261.9      $179.1   46%       $588.7      $440.3   34%
                        =======================         ======================
Diluted EPS                   $0.97       $0.66   47%        $2.18       $1.64   33%
                        =======================         ======================
Basic EPS                     $0.99       $0.68   46%        $2.24       $1.67   34%
                        =======================         ======================


Weighted Average Common Shares Outstanding:

Diluted                       271.1       269.5              270.5       268.3
Basic                         263.3       263.3              263.0       263.1
                        =======================         =======================
Dividend                      $0.25       $0.20              $0.45       $0.34
                        =======================         =======================



NIKE, Inc.
BALANCE SHEET*             11/30/2004   11/30/2003
==================================================
   ASSETS
Cash & Equivalents           $1,181.8       $968.9
Short-term Investments          476.2           --
Accounts Receivable           2,125.8      1,964.4
Inventory                     1,692.4      1,592.0
Deferred Taxes                  184.2        212.7
Prepaid Expenses                390.3        309.2
    Current Assets            6,050.7      5,047.2

Fixed Assets                  3,294.5      3,082.1
Depreciation                  1,671.0      1,476.1
    Net Fixed Assets          1,623.5      1,606.0
Identifiable Intangible
   Assets and Goodwill          543.2        500.8
Other Assets                    340.9        248.9

                          ------------------------
Total Assets                 $8,558.3     $7,402.9
                          ========================

  LIAB AND EQUITY
Current Long-Term Debt           $6.5       $206.1
Payable to Banks                144.4        142.4
Accounts Payable                650.7        533.1
Accrued Liabilities           1,020.8        937.2
Income Taxes Payable            180.8        159.6
  Current Liabilities         2,003.2      1,978.4

Long-term Debt                  699.0        649.6
Def Inc Taxes & Oth Liab        513.5        407.3
Preferred Stock                   0.3          0.3
Common Equity                 5,342.3      4,367.3

                          ------------------------
Total Liab. & Equity         $8,558.3     $7,402.9
                          ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2005 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC                      QUARTER ENDING               YEAR-TO-DATE ENDING
Divisional Revenues*      11/30/2004 11/30/2003  %Chg   11/30/2004 11/30/2003  %Chg
=====================================================  ============================
U.S. Region
     Footwear                 $680.0     $624.0    9%     $1,601.4   $1,446.4   11%
     Apparel                   384.7      398.3   -3%        776.0      744.8    4%
     Equipment                  67.3       60.7   11%        156.3      140.8   11%
                         ----------------------        ----------------------
          Total              1,132.0    1,083.0    5%      2,533.7    2,332.0    9%

EMEA Region
     Footwear                  531.8      472.5   13%      1,195.1    1,062.5   12%
     Apparel                   370.0      324.9   14%        779.7      666.8   17%
     Equipment                  59.3       50.4   18%        144.2      130.1   11%
                         ----------------------        ----------------------
          Total                961.1      847.8   13%      2,119.0    1,859.4   14%

Asia Pacific Region
     Footwear                  236.6      205.6   15%        455.2      408.4   11%
     Apparel                   207.8      174.5   19%        356.6      287.8   24%
     Equipment                  39.1       31.9   23%         77.7       63.8   22%
                         ----------------------        ----------------------
          Total                483.5      412.0   17%        889.5      760.0   17%

Americas Region
     Footwear                  129.8      103.6   25%        244.6      206.5   18%
     Apparel                    46.9       41.3   14%         82.4       79.9    3%
     Equipment                  12.6        9.4   34%         24.0       19.0   26%
                         ----------------------        ----------------------
          Total                189.3      154.3   23%        351.0      305.4   15%

                             2,765.9    2,497.1   11%      5,893.2    5,256.8   12%

Other                          382.4      340.0   12%        816.9      605.2   35%

Total NIKE Inc. Revenues    $3,148.3   $2,837.1   11%     $6,710.1   $5,862.0   14%


*Certain prior year amounts have been reclassified to conform to fiscal year 2005 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC
                            QUARTER ENDING                   YEAR-TO-DATE ENDING
Pre-tax Income1        11/30/04   11/30/03  %Chg          11/30/04   11/30/03  %Chg
===================================================================================
USA Region             $  232.6   $  192.4   21%          $  554.5   $  485.8   14%
EMEA Region               197.6      138.2   43%             444.0      341.0   30%
Asia Pacific Region       112.0       98.1   14%             175.4      174.5    1%
Americas Region            44.5       31.2   43%              65.2       55.5   17%
Other                      20.8        6.7  210%              61.1        2.4 2446%
Corporate2               (204.5)    (191.9)  -7%            (391.7)    (383.9)  -2%
                      ______________________              _____________________
Total Pre-tax Income1  $  403.0   $  274.7   47%          $  908.5   $  675.3   35%
                      ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.